PROSPECTUS SUPPLEMENT NO. 3                         Filed pursuant to Rule 424(b)(3)
To Prospectus Dated May 31, 2006                              Registration No. 333-134111

LSB INDUSTRIES, INC.

7% Convertible Senior Subordinated Debentures Due 2011
2,542,500 Shares of Common Stock
 ___________________

This Prospectus Supplement No. 3 supplements the Prospectus dated May 31, 2006, as supplemented by Supplement No. 1, dated September 21, 2006, and Supplement No. 2, dated September 28, 2006
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This Prospectus No. 3 supplements the information contained in that certain Prospectus, dated May 31, 2006, as previously supplemented (the “Prospectus”) of LSB Industries, Inc. (the “Company”) and supplements to the table of “Selling Security Holders” on page 47 of the Prospectus.

The Selling Security Holder table lists each of Context Advantage Fund, LP (“Context Fund”) and Context Offshore Advantage Fund, Ltd. (“Context Offshore”) as Selling Security Holders. Effective September 18, 2006, Context Fund and Context Offshore converted an aggregate of $2.5 million principal amount of the Company’s 7% Convertible Senior Subordinated Debentures due 2011 (the “Debentures”) into 353,125 shares of common stock pursuant to the terms of the Indenture, dated March 3, 2006 (the “Indenture”) and sold such shares prior to the date of this supplement. Effective on or about October 2, 2006, Context Fund and Context Offshore assigned or otherwise indirectly transferred an aggregate of $2.5 million principal amount of the Debentures, representing all of each of their remaining Debentures, to Context Advantage Master Fund, L.P. (“Context Master”), an entity affiliated with Context Fund and Context Offshore. Effective November 21, 2006, Context Master converted such Debentures into 353,125 shares of the Company’s common stock pursuant to the terms of the Indenture.

The Selling Security Holder table on page 47 of the Prospectus is hereby amended by (a) deleting Context Fund and Context Offshore as Selling Security Holders, (b) inserting Context Master as a Selling Security Holder, and (c) revising footnote 4 to include information with respect to Context Master as of the date of this supplement. Except with respect to each Selling Security Holder listed below or named in this supplement, the Selling Security Holder table on page 47 of the Prospectus remains unchanged. The information with respect to Context Master in the Selling Security Holder table reads as follows:

Name of Selling Security Holder	Amount of Debentures Beneficially Owned ($)	Percentage of Debentures Beneficially Owned	Amount of Debentures Offered	Shares of Common Stock Beneficially Owned(1)	Shares of Common Stock Offered	Shares of Common Stock Owned After Offering
Context Advantage Master Fund, L.P.(4)	$ 0	0%	$ 0	353,125	353,125	0

(4)
Context Capital Management LLC (“Context Management”), as investment advisor, has sole voting and dispositive power over the securities held by Context Advantage Master Fund, L.P. The address of Context Management is 12626 High Bluff Drive, Suite 440, San Diego, California 92130.

This prospectus supplement should be read in conjunction with the Prospectus, as previously supplemented, and may not be delivered or utilized without the Prospectus and all prior supplements. This prospectus supplement is qualified by reference to the Prospectus, as supplemented, except to the extent that the information provided by this prospectus supplement supersedes the information contained therein.

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The date of this Prospectus Supplement is February 16, 2007.